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EXHIBIT 23.4

                          [HOULIHAN LOKEY LETTERHEAD]
                                 April 28, 2000

Galaxy Enterprises, Inc.
754 E. Technology Avenue
Orem, Utah 84097

Dear Sirs:

    We hereby consent to the inclusion in the Registration Statement of Netgateway Inc. on Form S-4, with respect to shares of Netgateway common stock, par value $0.001 per share, issuable to holders of common stock, par value $0.01 per share, of Galaxy Enterprises Inc. in the proposed merger of a subsidiary of Netgateway with and into Galaxy Enterprises, of our opinion to the Board of Directors of Galaxy Enterprises appearing as Appendix D to the Proxy Statement/Prospectus which is part of the Registration Statement, and to the references to the opinion and our firm name in such Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Proxy Statement/Prospectus within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          Very truly yours,
                                          HOULIHAN LOKEY HOWARD & ZUKIN
                                          By: /s/ Debbie Simon
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                                          VICE PRESIDENT